Exhibit 10.2
MEMBERSHIP UNIT OPTION AGREEMENT
     THIS AGREEMENT made March 22, 2006, between Western Dubuque Biodiesel, LLC, an Iowa limited liability company (hereinafter the “Company”), and the Directors of the Company (hereinafter “the Directors”).
     WHEREAS, the company was organized for the purpose of developing, owning and operating a 30 million gallon per year biodiesel plant near Farley, Iowa (the “Project” or the “Plant”);
     WHEREAS, the Company desires to provide the directors an incentive to advance the Project and interests of the Company and determines that such incentive should be in the form of options to purchase membership units of the Company;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
     1. GRANT OF OPTION. The Company hereby grants each Director, serving as a member of the Company’s Board of Directors as of the date of this Agreement, the right, privilege, and option to purchase up to 100 units of the Company for the purchase price of $500 per unit. Such options shall be subject to the conditions hereinafter provided. All units purchased by such Directors pursuant to such options are subject to the terms of the Operating Agreement of the Company (the “Operating Agreement”).
     2. EXERCISE AND TERMINATION OF OPTION. The Directors may exercise their options granted under this Agreement upon debt closing and execution of definitive loan documents by the Company with lenders necessary to capitalize the project as set forth in the Company’s prospectus filed with the Iowa Securities Bureau in connection with its state registration statement. “Debit Closing” shall mean the Company has completed everything necessary to execute, and the Company has executed, definitive loan documents with lenders necessary to capitalize the project as set forth in the Company’s prospectus. The Directors shall have no more than 30 days following debt closing and execution of definitive loan documents to exercise the option provided herein, and the Directors after such expiration shall have no further right to exercise the options or any rights to the units that were subject to the Options and not exercised or purchase.
     3. METHOD OF PAYMENT. The payment of the exercise price is due in full upon exercise of any or all of an option granted herein. The Directors shall pay the exercise price by delivering cash payment (in the form of a check or wire transfer as directed by the Company) in an amount of the total exercise price.
     4. DELIVERY OF MEMBERSHIP UNITS. Upon receipt by the Company of a signature page of the Operating Agreement signed by the Directors and any other reasonable documentation required by the Company to effectuate the issuance of the units, the Company shall make immediate delivery of such membership certificates evidencing the units, provided that if any law or regulation requires the Company to take any action with respect to the units before the issuance thereof, then the date of delivery of such units shall be extended for the period necessary to take such action.
     5. NON-TRANSFERABILITY. Except as provided in this Section 5, the options are nontransferable by the Directors during their lifetime and are transferable thereafter only in accordance with the laws of descent and distribution. The Director shall have no rights to the units which are subject to the options until payment in full of the option/exercise price and delivery to the Directors of such units as herein provided.
     6. AUTHORITY. Each of the signatories hereto certifies that such party has all necessary authority to execute this Agreement
     7. AMENDMENTS. This Agreement sets forth the entire understanding of the parties and supersedes any prior agreements, oral or written, as to the subject matter hereof. This Agreement may be amended or modified by, and only by a written instrument executed by the parties hereto.

     8. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
     9. WAIVER. The failure of any party hereto to insist in any one or more instances upon performance of any term or condition of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligation of such party with respect thereto shall continue in full force and effect.
     10. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Iowa without reference to its conflict of law rules. Each of the parties hereto irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Iowa in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement.
     11. INTERPRETATION. The parties agree that each has had an opportunity to negotiate fully the terms of this Agreement and that this Agreement shall not be interpreted in favor of or against the party drafting the Agreement.
     IN WITNESS WHEREOF, the parties have caused this agreement to be executed in duplicate by their duly authorized representatives on the date first above written.
THE COMPANY

By:	/s/ William G. Schueller

	William G. Schueller,	Its: Chairman
[DIRECTOR/OPTIONEE’S SIGNATURES ON FOLLOWING PAGE]

DIRECTORS:

/s/ Craig Breitbach	/s/ Warren L. Bush

Craig Breitbach	Warren L. Bush

/s/ George Davis	/s/ Jack Friedman

George Davis	Jack Friedman

/s/ William J. Horan	/s/ Joyce Jarding

William J. Horan	Joyce Jarding

/s/ Bruce Klostermann	/s/ Alan Manternach

Bruce Klostermann	Alan Manternach

/s/ Denny Mauser	/s/ Mark Muench

Denny Mauser	Mark Muench

/s/ Dave O’Brien	/s/ William Schueller

Dave O’Brien	William Schueller

/s/ Tom Schroeder

Tom Schroeder